EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-104258, 333-64171, 333-64173, 333-79741, and 333-54266 of SurModics, Inc. on Form S-8 of our report dated December 10, 2004, appearing in this Annual Report on Form 10-K of SurModics, Inc. for the year ended September 30, 2004.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
December 10, 2004